Exhibit 99.1

James River Announces Appointment of President, Specialty Admitted Insurance Segment

Pembroke, Bermuda, October 22, 2018 – James River Group Holdings, Ltd. (“James River” or the “Company”) (NASDAQ: JRVR) today announced that Terry McCafferty has assumed the role of President, Specialty Admitted Insurance segment, effective October 19, 2018. He will report to Robert P. (Bob) Myron, President and Chief Executive Officer of the Company. Mr. McCafferty will replace outgoing Specialty Admitted Insurance segment President Steven J. Hartman, who left the Company on October 18, 2018.

Mr. McCafferty joins the Company from Zurich North America, where he was most recently Senior Vice President, Head of Group Captives and Alternative Risk. Mr. McCafferty has worked for Zurich in a variety of operational and finance roles over a twenty year career, and has over thirty years of experience in the property and casualty insurance industry. He received a BBA from Miami University and an MBA from Xavier University.

Bob Myron, President and Chief Executive Officer, said, “We are very pleased to have Terry join our company. He has a wealth of experience in the property and casualty business across a number of disciplines, especially within those lines directly related to our growing fronting and individual risk workers’ compensation businesses, and has a strong track record of success in delivering underwriting profit. I am very excited to work with him as we continue to build our franchise.”

Mr. Myron added, “I am very appreciative of the efforts of Steve Hartman, who over the last six plus years has grown our Specialty Admitted segment from basically a mono-line, single state workers’ compensation business to a well-diversified segment, including a profitable and growing fronting business. We wish him the very best.”

Mr. McCafferty added, “I am thrilled to be joining James River, and to have the opportunity to lead the Company’s Specialty Admitted segment. The Company has consistently delivered on its core strategy of building a well performing specialty underwriter, while generating superior returns for investors. I look forward to working with Bob and the rest of the leadership team to continue building the Specialty Admitted Insurance segment.”

About James River Group Holdings, Ltd.

James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. The Company tends to focus on accounts associated with small or medium-sized businesses in each of its segments. Each of the Company's regulated insurance subsidiaries are rated "A" (Excellent) by A.M. Best Company.

Visit James River Group Holdings, Ltd. on the web at www.jrgh.net.

For more information contact:

Kevin Copeland

SVP Finance & Chief Investment Officer

InvestorRelations@jrgh.net

441-278-4573